================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*




                              OCCAM NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    67457P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                November 19, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 2 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         New Enterprise Associates VII, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         WC
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         PN
================================================================================

                               Page 2 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 3 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         NEA Partners VII, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         WC
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         PN
================================================================================

                               Page 3 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 4 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         NEA General Partners, L.P.
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         WC
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         PN
================================================================================

                               Page 4 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 5 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         New Enterprise Associates 9, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         WC
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         PN
================================================================================

                               Page 5 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 6 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         NEA Partners 9, Limited Partnership
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         PN
================================================================================

                               Page 6 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 7 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Stewart Alsop II
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             63,871,117 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     63,871,117 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         63,871,117 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         22.4%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 7 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 8 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Peter J. Barris
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 8 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 9 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Nancy L. Dorman
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 9 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 10 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Ronald H. Kase
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 10 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 11 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         C. Richard Kramlich
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 11 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 12 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Thomas C. McConnell
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     50,000 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     50,000 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,828,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 12 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 13 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Peter T. Morris
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,776,749 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,776,749 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,776,749 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 13 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 14 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         John M. Nehra
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 14 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 15 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Charles W. Newhall, III
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 15 of 26 Pages

===================                                                =============
CUSIP NO. 67457P101                   13D                          PAGE 16 OF 26
===================                                                =============

================================================================================
   1     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Mark W. Perry
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     SOURCE OF FUNDS (SEE INSTRUCTIONS)


         AF
-------- -----------------------------------------------------------------------
   5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [_]


-------- -----------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States citizen
--------------------------------------------------------------------------------
                                 7   SOLE VOTING POWER


                                     0 shares
  NUMBER OF                   ------ -------------------------------------------
   SHARES                        8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH                             67,778,235 shares
  REPORTING                   ------ -------------------------------------------
   PERSON                        9   SOLE DISPOSITIVE POWER
    WITH

                                     0 shares
                              ------ -------------------------------------------
                                10   SHARED DISPOSITIVE POWER


                                     67,778,235 shares
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         67,778,235 shares
-------- -----------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS) [_]


-------- -----------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         23.8%
-------- -----------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


         IN
================================================================================

                               Page 16 of 26 Pages

                                  Schedule 13D



Item 1.  Security and Issuer.
         -------------------

         This statement relates to the common stock, par value $0.001 per share (the "Common Stock"), of Occam Networks, Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 77 Robin Hill Road, Santa Barbara, California 93117.


Item 2.  Identity and Background.
         -----------------------

         Names of Persons Filing: New Enterprise Associates VII, Limited Partnership ("NEA VII") and New Enterprise Associates 9, Limited Partnership ("NEA 9") (collectively, the "Funds"); NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII, NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9 and NEA General Partners, L.P. ("Presidents Partners") (collectively, the "GPLPs"); and Stewart Alsop II ("Alsop"), Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra"), Charles W. Newhall III ("Newhall"), and Mark W. Perry ("Perry") (collectively, the "General Partners"). All of the General Partners are individual general partners of NEA Partners VII (except Alsop) and NEA Partners
9. All of the General Partners except Alsop and Morris are individual general partners of Presidents Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         The address of the principal business office of Presidents Partners, NEA VII, NEA Partners VII, NEA 9, NEA Partners 9, Dorman, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Alsop, Kase, Kramlich, McConnell, Morris and Perry is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

         Each of NEA VII, NEA Partners VII, NEA 9, NEA Partners 9 and Presidents Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

         The principal business of NEA VII and NEA 9 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners VII, NEA Partners 9 and Presidents Partners is to act as the general partner of NEA VII, NEA 9 and NEA Presidents Fund, L.P. respectively. The principal business of each of the General Partners is to act as a general partner of NEA Partners VII, NEA Partners 9, Presidents Partners and a number of affiliated partnerships with similar businesses.

         During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

         NEA 9 acquired 200,000 shares (the "NEA A-2 Shares") of the Issuer's Series A-2 Convertible Preferred Stock, par value $0.001 per share, (the "Series A-2 Stock") from the Issuer in a private transaction on November 19, 2003 (the "Series A-2 Financing") for a total purchase price of $2,000,000. In connection


                               Page 17 of 26 Pages
with the Series A-2 Financing, certain other investors (the "Additional Investors") acquired an aggregate of 1,410,910 shares (the "Additional A-2 Shares," and together with the NEA A-2 Shares, the "Outstanding A-2 Shares") of Series A-2 Convertible Preferred Stock, $0.001 par value per share. Each share of Series A-2 Stock will be initially convertible into 90.90909 shares of Common Stock. Currently, the Issuer does not have a sufficient number of authorized shares of Common Stock to permit the conversion of the Series A-2 Stock. During the first half of 2004, the Issuer will seek stockholder approval of a Charter Amendment (the "Charter Amendment") to its existing Certificate of Incorporation to increase the number of shares of Common Stock which the Issuer may issue. No holder of the Series A-2 Stock will be entitled to convert any shares of Series A-2 Stock into Common Stock until such approval has been obtained. Upon receipt of stockholder approval, each outstanding share of Series A-2 Stock will be convertible into that number of shares of Common Stock determined by dividing $10.00 by a conversion price of $0.11 (as may be adjusted pursuant to the Certificate of Designation of the Series A-2 Shares). In addition, all the outstanding shares of the Series A-2 Stock may be automatically converted into Common Stock upon the written consent of the holders of not less than 66 2/3% of the then outstanding shares of the Series A-2 Stock. No part of the purchase price paid by NEA 9 was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the NEA A-2 Shares. No further consideration was paid by any of the Reporting Persons in connection with the purchase of the NEA A-2 Shares.


Item 4.  Purpose of Transaction.
         ----------------------

         NEA 9 acquired the NEA A-2 Shares for investment purposes. Depending on general market and economic conditions, continuing evaluation of the business and prospects of the Issuer, the relative attractiveness of other business and investment opportunities, and other factors, NEA 9 and the other Reporting Persons may from time to time sell all or a portion of the NEA A-2 Shares, dispose of or acquire additional shares of the Issuer in the open market or in privately negotiated transactions, or distribute shares of the Issuers to their respective partners. Thomas C. McConnell is currently a member of the Board of Directors of the Issuer. Except as reported in this Schedule 13D, none of the Reporting Persons has any present plans which relate to or would result in:

         (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

         (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

         (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

         (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

         (e) Any material change in the present capitalization or dividend policy of the Issuer;

         (f) Any other material change in the Issuer's business or corporate structure;

         (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

         (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;



                               Page 18 of 26 Pages

         (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

         (j)   Any action similar to any of those enumerated above.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Amount Beneficially Owned: NEA VII is the record owner of 3,233,522 shares of Common Stock (the "NEA VII Shares"). NEA Partners VII is the record owner of 672,110 shares of Common Stock (the "NEA Partners VII Shares"). Presidents Partners is the record owner of 1,486 shares of Common Stock (the "Presidents Partners Shares"). NEA 9 is the record owner of 63,793,232 shares of Common Stock and a Warrant to purchase 77,885 shares of Common Stock of the Issuer (the "NEA 9 Shares"). By virtue of their relationship as affiliated limited partnerships whose general partners have overlapping individual general partners, each Fund and each GPLP may be deemed to beneficially own the NEA VII Shares, the NEA Partners VII Shares, the NEA 9 Shares and the Presidents Partners Shares, for an aggregate of 67,778,235 shares (the "Record Shares").

         As individual general partners of NEA Partners VII, which is the sole general partner of NEA VII, NEA Partners 9, which is the sole general partner of NEA 9, and Presidents Partners, Barris, Dorman, Kase, Kramlich, McConnell, Nehra, Newhall and Perry may be deemed to own beneficially the Record Shares. McConnell holds options to purchase 50,000 shares (the "McConnell Option Shares"), which options are immediately exercisable. As an individual general partner of Presidents Partners, NEA Partners VII, which is the sole general partner of NEA VII, and NEA Partners 9, which is the sole general partner of NEA 9, McConnell may be deemed to own beneficially the Presidents Partners Shares, the NEA VII Shares, the NEA Partners VII Shares, and the NEA 9 Shares for a total of 67,828,235 shares (which includes the McConnell Option Shares). As an individual general partner of NEA Partners VII and NEA Partners 9, which are the sole general partners of NEA VII and NEA 9, respectively, Morris may be deemed to own beneficially the NEA VII Shares, the NEA Partners VII Shares and the NEA 9 Shares for a total of 67,776,749 shares. As an individual partner of NEA Partners 9, Alsop may be deemed to beneficially own the NEA 9 Shares.

         (a) Percent of Class: Each Reporting Person except Alsop: 23.8%. Alsop 22.4%. The foregoing percentages are calculated based on a total of 266,772,592 shares reported to be outstanding in the Issuer's most recent Form 8-K filing (File No. 000-30741) with the Securities and Exchange Commission on November 21, 2003.

         (b)   Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0 shares for the Funds, the GPLPs, and all individual General Partners except McConnell. 50,000 shares for McConnell.

               (ii) shared power to vote or to direct the vote: 67,778,235 shares for the Funds, the GPLPs, Barris, Dorman, Kase, Kramlich, McConnell, Nehra, Newhall and Perry. 67,776,749 shares for Morris. 63,871,117 shares for Alsop.

               (iii) sole power to dispose or to direct the disposition of: 0 shares for the Funds, the GPLPs, and all individual General Partners except McConnell. 50,000 shares for McConnell.



                               Page 19 of 26 Pages

               (iv)  shared power to dispose or to direct the disposition of:
                     67,778,235 shares for the Funds, the GPLPs, Barris, Dorman, Kase, Kramlich, McConnell, Nehra, Newhall and Perry. 67,776,749 shares for Morris. 63,871,117 shares for Alsop.

                     Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

         (c) Except as set forth above, none of the Reporting Persons has effected any additional transactions in the Common Stock of the Issuer during the last 60 days.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Record Shares or the Option Shares beneficially owned by any of the Reporting Persons.

         (e)   Not Applicable.


Item 6.  Contracts, Arrangements, Undertakings or Relationships with Respect to
         ----------------------------------------------------------------------
         Securities of the Issuer.
         -------------------------

         In connection with the Series A-2 Financing, NEA 9, NEA VII, NEA Partners VII, NEA General Partners and the other parties named therein (together, the "Series A-2 Investors") entered into a Voting Agreement with the Issuer and certain other stockholders, dated as of November 19, 2003 (the "Voting Agreement"), wherein each of the Series A-2 Investors, severally, agreed to vote all securities of the Issuer held individually by such Series A-2 Investor, including all Outstanding A-2 Shares held individually by such Series A-2 Investor, (i) in favor of the Charter Amendment which relates solely to increasing the number of authorized shares of Common Stock, in an amount determined by the Issuer's Board of Directors to be at least sufficient to permit the conversion of all outstanding shares of the Issuer's Series A-2 Financing into Common Stock and (ii) in favor of any matter in furtherance of consummation of the transactions contemplated in that certain Series A-2 Preferred Stock Purchase Agreement, dated as of November 19, 2003, among the Issuer and the Series A-2 Investors (the "Stock Purchase Agreement"). The Voting Agreement will terminate upon the earlier to occur of (i) the approval by the Issuer's stockholders of the Issuer's Charter Amendment or (ii) the termination of the Voting Agreement by the Issuer, a majority-in-interest of the stockholders, and two-thirds-in-interest of the Series A-2 Investors (as defined in the Stock Purchase Agreement).


Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Exhibit 1     Agreement regarding filing of joint Schedule 13D.

         Exhibit 2     Power of Attorney regarding Schedule 13D filings.

         Exhibit 3*    Voting Agreement dated November 19, 2003.

         Exhibit 4** Series A-2 Preferred Stock Purchase Agreement dated November 19, 2003.

         * Incorporated by reference to the Issuer's Form 8-K filing (File No. 000-30741) as Exhibit 9.1, as filed with the Securities and Exchange Commission on November 21, 2003.

         ** Incorporated by reference to the Issuer's Form 8-K filing (File No.
            000-30741) as Exhibit 4.3, as filed with the Securities and Exchange Commission on November 21, 2003.



                               Page 20 of 26 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    December 5, 2003



NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP

      By:                 *
          --------------------------------------
          Charles W. Newhall III
          General Partner



NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                       *
      ------------------------------------------
      Charles W. Newhall III
      General Partner



NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:                 *
          --------------------------------------
          Charles W. Newhall III
          General Partner



NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                       *
      ------------------------------------------
      Charles W. Newhall III
      General Partner



NEA GENERAL PARTNERS, L.P.

By:                       *
      ------------------------------------------
      Charles W. Newhall III
      General Partner






                               Page 21 of 26 Pages

                          *
------------------------------------------------
Stewart Alsop II



                          *
------------------------------------------------
Peter J. Barris



                          *
------------------------------------------------
Nancy L. Dorman



                          *
------------------------------------------------
Ronald H. Kase



                          *
------------------------------------------------
C. Richard Kramlich



                          *
------------------------------------------------
John M. Nehra



                          *
------------------------------------------------
Peter T. Morris



                          *
------------------------------------------------
Thomas C. McConnell



                          *
------------------------------------------------
Charles W. Newhall III



                          *
------------------------------------------------
Mark W. Perry




                                                */s/ Louis S. Citron
                                                --------------------------------
                                                Louis S. Citron
                                                As attorney-in-fact


                               Page 22 of 26 Pages

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Occam Networks, Inc.

         EXECUTED this 5th day of December, 2003.


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP

      By:                 *
          --------------------------------------
          Charles W. Newhall III
          General Partner



NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                       *
      ------------------------------------------
      Charles W. Newhall III
      General Partner



NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:                 *
          --------------------------------------
          Charles W. Newhall III
          General Partner



NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                       *
      ------------------------------------------
      Charles W. Newhall III
      General Partner



NEA GENERAL PARTNERS, L.P.

By:                       *
      ------------------------------------------
      Charles W. Newhall III
      General Partner







                               Page 23 of 26 Pages

                          *
------------------------------------------------
Stewart Alsop II



                          *
------------------------------------------------
Peter J. Barris



                          *
------------------------------------------------
Nancy L. Dorman



                          *
------------------------------------------------
Ronald H. Kase



                          *
------------------------------------------------
C. Richard Kramlich



                          *
------------------------------------------------
John M. Nehra



                          *
------------------------------------------------
Peter T. Morris



                          *
------------------------------------------------
Thomas C. McConnell



                          *
------------------------------------------------
Charles W. Newhall III



                          *
------------------------------------------------
Mark W. Perry



                                                /s/ Louis S. Citron
                                                --------------------------------
                                                Louis S. Citron
                                                As attorney-in-fact


This Schedule 13D was executed by Louis S. Citron pursuant to a Power of Attorney which was filed with the Securities and Exchange Commission with a
Schedule 13D filing for Aradigm Corporation on April 22, 2002 and said Power of Attorney is incorporated herein by reference and a copy of which is attached as
Exhibit 2.


                               Page 24 of 26 Pages

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.


                                                /s/ Stewart Alsop II
                                                --------------------------------
                                                Stewart Alsop II



                                                /s/ Peter J. Barris
                                                --------------------------------
                                                Peter J. Barris



                                                /s/ Robert T. Coneybeer
                                                --------------------------------
                                                Robert T. Coneybeer



                                                /s/ Nancy L. Dorman
                                                --------------------------------
                                                Nancy L. Dorman



                                                /s/ Ronald Kase
                                                --------------------------------
                                                Ronald Kase



                                                /s/ C. Richard Kramlich
                                                --------------------------------
                                                C. Richard Kramlich



                                                /s/ Arthur J. Marks
                                                --------------------------------
                                                Arthur J. Marks



                                                /s/ Thomas C. McConnell
                                                --------------------------------
                                                Thomas C. McConnell



                               Page 25 of 26 Pages

                                                /s/ Peter T. Morris
                                                --------------------------------
                                                 Peter T. Morris



                                                /s/ John M. Nehra
                                                --------------------------------
                                                John M. Nehra



                                                /s/ Charles W. Newhall III
                                                --------------------------------
                                                Charles W. Newhall III



                                                /s/ Mark W. Perry
                                                --------------------------------
                                                Mark W. Perry



                                                /s/ Scott D. Sandell
                                                --------------------------------
                                                Scott D. Sandell










                               Page 26 of 26 Pages